EXHIBIT 21.1
FIDELITY NATIONAL FINANCIAL, INC.
List of Subsidiaries
12/31/2009
Nine Significant Subsidiaries

COMPANY	INCORPORATION
Chicago Title and Trust Company	Illinois
Chicago Title Insurance Company	Nebraska
Fidelity National Title Group, Inc.	Delaware
Fidelity National Title Insurance Company	California
Lawyers Title Insurance Corporation	Nebraska
National Alliance Marketing Group, Inc.	California
Rocky Mountain Support Services, Inc.	Arizona
Commonwealth Land Title Insurance Company	Nebraska
Fidelity National Title Company	California